                              REVOLVING CREDIT NOTE
$40,000,000                                                     January 31, 2006

     For  value  received,  the  undersigned,  TORTOISE  NORTH  AMERICAN  ENERGY
CORPORATION,  a Maryland  corporation (the  "Borrower"),  promises to pay to the order of U.S. BANK NATIONAL  ASSOCIATION,  a national  banking  association (the
"Bank";  which term shall include any subsequent holder hereof), in lawful money of the United States of America, without setoff, deduction or counterclaim,  the principal  sum of Forty  Million  and  00/100  Dollars  ($40,000,000.00)  or, if
different,  the  principal  amount  outstanding  under Section 2.2 of the Credit
Agreement referred to below.

     This  Revolving  Credit  Note (the  "Note") is the  Revolving  Credit  Note
referred  to in,  is  issued  pursuant  to,  and is  subject  to the  terms  and conditions  of, the Credit  Agreement,  dated as of or on or about  January  31,
2006,  between the Borrower and the Bank,  as the same may be amended,  renewed, restated,  replaced,  consolidated or otherwise  modified from time to time (the
"Credit Agreement").  To the extent of any direct conflict between the terms and conditions of this Note and the terms and  conditions  of the Credit  Agreement, the terms and  conditions  of the Credit  Agreement  shall  prevail  and govern.
Capitalized  terms used and not defined in this Note have the meanings  given to them in the Credit Agreement.

     Interest shall accrue on the outstanding  principal balance of this Note as provided in the Credit Agreement.  Principal, interest and all other amounts, if any, payable in respect of this of this Note shall be payable as provided in the
Credit  Agreement.  The Borrower's right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

     The  termination  of the Credit  Agreement or the occurrence of an Event of
Default shall entitle the Bank, at its option,  to declare the then  outstanding principal balance hereof,  all accrued interest thereon,  and all other amounts, if any,  payable in  respect  of this Note to be,  and the same shall  thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives.

     Time is of the essence of this Note.  To the fullest  extent  permitted  by applicable law, the Borrower, for itself and its successors and assigns,  waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery,  acceptance,  performance, default or  enforcement  of this Note,  and consents to any  extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.

     This Note shall be  governed  by the laws of the State of  Kansas,  without regard to any choice of law rule  thereof  which gives effect to the laws of any other jurisdiction.

                           [signature page to follow]

         IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

                                TORTOISE NORTH AMERICAN ENERGY CORPORATION

                                By:/s/ Terry Matlack
                                   --------------------------------------------
                                Name: Terry Matlack
                                Title: Chief Financial Officer